Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-184456) of Acadia Healthcare Company, Inc. and subsidiaries, of our report dated August 18, 2011, relating to the consolidated financial statements of PHC, Inc. and subsidiaries which appears in this Form 8-K.

/s/ BDO USA, LLP

Boston, MA
December 3, 2012